CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 24, 2014, relating to the financial statements and financial highlights of HNP Growth & Preservation Fund, a series of PFS Funds, for the year ended May 31, 2014, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Cleveland, Ohio September 24, 2014